Exhibit 99.1

Symwave, Inc.

Consolidated Financial Statements
Nine months ended September 30, 2010 and 2009 and
Years ended December 31, 2009 and 2008

Symwave, Inc.
Nine months ended September 30, 2010 and 2009 and
Years ended December 31,  2009 and 2008
Table of Contents

Page

Independent Auditors' Report
Financial Statements:
Consolidated Balance Sheets	1 - 2
Consolidated Statements of Operations	3
Consolidated Statements of Mandatorily Redeemable Securities and Stockholders' Deficit	4
Consolidated Statements of Cash Flows	5
Notes to Consolidated Financial Statements	6-25

Independent Auditors' Report

To the Board of Directors and Stockholders
Symwave, Inc.
Laguna Niguel, California

We have reviewed the consolidated balance sheets of Symwave, Inc. and subsidiary as of September 30, 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the nine months ended September 30, 2010 and 2009.  These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants.  A review consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have audited the accompanying consolidated balance sheets of Symwave, Inc., and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Symwave, Inc. and subsidiary as of December 31, 2009 and 2008, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, certain errors were discovered by management of the Company during the current year.  Accordingly, adjustments have been made to the financial statements to correct the errors.

/s/ Hutchinson and Bloodgood LLP
February 7, 2011
San Diego, California

Symwave, Inc.
Consolidated Balance Sheets

	September 30, 2010 (Unaudited)	December 31, 2009 (Audited) Restated	December 31, 2008 (Audited) Restated
Assets
Current assets
Cash and cash equivalents	$2,563,819	$6,859,034	$6,123,849
Investments available for sale	-	-	298,763
Accounts receivable, net	1,967,959	24,556	17,734
Inventories	3,478,260	122,819	6,225
Loan receivable from employee	30,000	-	-
Prepaid expenses	43,095	95,623	45,063
Total current assets	8,083,133	7,102,032	6,491,634
Fixtures and equipment
Automobile	26,901	22,684	22,684
Computers and equipment	1,124,217	1,052,046	612,017
Furniture and fixtures	65,083	65,083	58,452
Tooling	175,041	175,041	151,023
Software	253,656	219,856	219,855
Leasehold improvements	106,777	94,436	88,730
Software tool licenses	2,247,558	1,387,631	668,624
Accumulated depreciation	(1,823,640)	(1,134,952)	(504,253)
Total fixtures and equipment, net	2,175,593	1,881,825	1,317,132
Other assets
Goodwill	84,104	84,104	84,104
Other intangible assets, net	1,775	1,910	5,389
Security deposits	30,548	30,548	33,811
Total other assets	116,427	116,562	123,304
Total assets	$10,375,153	$9,100,419	$7,932,070

See accompanying consolidated notes and Independent Auditors' report.

Symwave, Inc.
Consolidated Balance Sheets (continued)

	September 30, 2010 (Unaudited)	December 31, 2009 (Audited) Restated	December 31, 2008 (Audited) Restated
Liabilities, mandatorily redeemable convertible preferred stock and stockholders' deficit
Current Liabilities
Current portion of capital lease	$24,229	$-	$-
Accounts payable	6,336,057	295,188	645,097
Notes payable, net of discount	3,125,000	-	227,272
Accrued liabilities	600,415	607,486	555,896
Deposits for restricted stock purchase	438,765	623,607	232,697
Deferred income	15,540	364,139	144,255
Total current liabilities	10,540,006	1,890,420	1,805,217
Long–term liabilities
Capital lease	59,410	-	-
Total liabilities	10,599,416	1,890,420	1,805,217
Mandatorily Redeemable Convertible Preferred Stock
Preferred stock, series D, par value $.001, 95,284,216 shares authorized, 95,284,216 shares issued and outstanding, liquidation preference of $12,018,199 at 9/30/10.	11,806,326	11,773,872	-
Preferred stock, series C 2, par value $.001, 38,466,889 and 68,684,075 shares authorized, 38,466,889 shares issued and outstanding, liquidation preference of $10,184,109 at 09/30/10.	10,137,933	10,129,104	10,117,346
Preferred stock, series C, par value $.001, 20,255,505 and 22,273,742 shares authorized, 18,877,586 and 20,895,823 shares issued and outstanding, respectively, liquidation preference of $10,837,622 at 09/30/10.	10,375,322	10,342,100	11,454,885
Preferred stock, series B, par value $.001, 7,200,812 and 11,335,330 shares authorized, 7,020,812 and 11,155,330 shares issued and outstanding, respectively, liquidation preference of $3,510,406 at 09/30/10.	3,500,799	3,483,954	5,524,817
Preferred stock, series A, par value $.001, 425,000 and 1,325,000 shares authorized, issued and outstanding, liquidation preference of $85,000 at 09/30/10.	87,685	84,118	253,249
Total mandatorily redeemable convertible preferred stock	35,908,065	35,813,148	27,350,297
Stockholders' deficit
Common stock, par value $.001, 350,000,000 and 172,931,294 shares authorized, 95,409,968, 95,133,822 and 40,174,198 shares issued and 51,533,500, 32,773,125 and 16,904,544 outstanding, respectively.	51,533	32,773	16,904
Additional paid in capital	4,767,685	4,645,032	1,223,189
Accumulated other comprehensive gain	68,208	49,304	44,603
Accumulated deficit	(41,019,754)	(33,330,258)	(22,508,140)
Total stockholders' deficit	(36,132,328)	(28,603,149)	(21,223,444)
Total liabilities, mandatorily redeemable convertible stock and stockholders' deficit	$10,375,153	$9,100,419	$7,932,070

See accompanying consolidated notes and Independent Auditors' report.

Symwave, Inc.
Consolidated Statements of Operations

	Nine months ended September 30, 2010 (Unaudited)	Nine months ended September 30, 2009 (Unaudited)	Years ended December 31, 2009 (Audited)	Years ended December 31, 2008 (Audited) Restated
Revenue
Product revenue	$4,439,036	$793,327	$1,158,298	$214,087
Total revenue	4,439,036	793,327	1,158,298	214,087

Cost of goods sold	3,167,770	178,463	299,591	285,644
Gross profit (loss)	1,271,266	614,864	858,707	(71,557)
Operating expenses
Sales and marketing	912,086	1,191,313	1,495,381	978,930
Research and development	5,696,400	5,304,204	6,862,367	4,942,194
General and administrative	2,438,054	2,278,899	3,296,466	2,552,300
Total operating expenses	9,046,540	8,774,416	11,654,214	8,473,424
Loss from operations	(7,775,274)	(8,159,552)	(10,795,507)	(8,544,981)
Other income (expense)
Other revenue	176,313	186	186	46,230
Fair market value adjustment-warrants	-	-	-	531,597
Interest income	5,606	10,025	11,068	119,425
Loss on disposal	(69,758)	-	(266)	(1,159)
Interest and other expenses	(26,383)	(32,847)	(37,599)	(268,524)
Total other income (expense), net	85,778	(22,636)	(26,611)	427,569
Net loss	(7,689,496)	(8,182,188)	(10,822,118)	(8,117,412)
Other comprehensive gain
Foreign currency translation adjustment	18,904	16,996	4,700	20,119
Net comprehensive loss	$(7,670,592)	$(8,165,192)	$(10,817,418)	$(8,097,293)

See accompanying consolidated notes and Independent Auditors' report.

Symwave, Inc.
Consolidated Statements of Mandatorily Redeemable Convertible Securities and Stockholders' Deficit

	Mandatorily Redeemable Convertible Securities
	Series A Preferred		Series B Preferred		Series C Preferred		Series C-2 Preferred		Series D Preferred		Common Stock		Additional Paid in	Accumulated	Accumulated Other Comprehensive Gain	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss)	Deficit
Balance at December 31, 2007 as restated	1,325,000	$243,354	11,155,330	$5,471,527	20,895,823	$11,410,819	-	-	-	-	16,545,775	$16,545	1,303,114	$(14,390,728)	$24,484	(13,046,585)
Stock options exercised	-	-	-	-	-	-	-	-	-	-	358,769	359	8,614	-	-	8,973
Conversion of bridge loans into preferred shares, net of syndication costs	-	-	-	-	-	-	38,466,889	10,114,385	-	-	-	-		-	-	-
Value of stock options vested	-	-	-	-	-	-	-	-	-	-	-	-	21,673	-	-	21,673
Foreign currency translation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	20,119	20,119
Accretion to redemption value	-	9,895	-	53,290	-	44,066	-	2,961	-	-	-	-	(110,212)	-	-	(110,212)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(8,117,412)	-	(8,117,412)
Balance at December 31, 2008 as restated	1,325,000	253,249	11,155,330	5,524,817	20,895,823	11,454,885	38,466,889	10,117,346	-	-	16,904,544	16,904	1,223,189	(22,508,140)	44,603	(21,223,444)
Issuance of preferred stock for cash & conversion of bridge loan, net of syndication costs	-	-	-	-	-	-	-	-	95,284,216	11,762,217	-	-		-	-	-
Stock options exercised	-	-	-	-	-	-	-	-	-	-	332,098	332	15,570	-	-	15,902
Restricted stock vested	-	-	-	-	-	-	-	-	-	-	8,483,728	8,484	76,353	-	-	84,837
Restricted stock deposit forfeitures	-	-	-	-	-	-	-	-	-	-			14,176	-	-	14,176
Conversion of preferred stock to common stock	(900,000)	(180,000)	(4,134,518)	(2,067,259)	(2,018,237)	(1,158,923)	-	-	-	-	7,052,755	7,053	3,399,129	-	-	3,406,182
Foreign currency translation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	4,701	4,701
Value of stock options vested	-	-	-	-	-	-	-	-	-	-	-	-	23,431	-	-	23,431
Accretion to redemption value	-	10,869	-	26,396	-	46,138	-	11,758	-	11,655	-	-	(106,816)	-	-	106,816
Net loss	-	-	-	-	-	-	-	-	-	-	-	-		(10,822,118)	-	(10,822,118)
Balance at December 31, 2009 as restated	425,000	84,118	7,020,812	3,483,954	18,877,586	10,342,100	38,466,889	10,129,104	95,284,216	11,773,872	32,773,125	32,773	4,645,032	(33,330,258)	49,304	(28,603,149)
Stock option exercises	-	-	-	-	-	-	-	-	-	-	58,128	58	524	-	-	582
Restricted stock vested	-	-	-	-	-	-	-	-	-	-	18,702,247	18,702	168,320	-	-	187,022
Restricted stock deposit forfetiures	-	-	-	-	-	-	-	-	-	-			26,839	-	-	26,839
Value of stock options vested	-	-	-	-	-	-	-	-	-	-	-	-	21,887	-	-	21,887
Accretion to redemption value	-	3,567	-	16,845	-	33,222	-	8,829	-	32,454	-	-	(94,917)	-	-	(94,917)
Foreign currency translation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	18,904	18,904
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(7,689,496))	-	(7,689,496)
Balance at September 30, 2010	425,000	$87,685	7,020,812	$3,500,799	18,877,586	$10,375,322	38,466,889	$10,137,933	95,284,216	$11,806,326	51,533,500	$51,533	$4,767,685	$(41,019,754)	$68,208	$(36,132,328)

See accompanying consolidated notes and Independent Auditors' report.

Symwave, Inc.
Consolidated Statements of Cash Flows

	Nine months ended September 30, 2010 (Unaudited)	Nine months ended September 30, 2009 (Unaudited)	Year ended December 31, 2009 (Audited)	Year ended December 31, 2008 (Audited) (Restated)
Cash flows from operating activities:
Net loss	$(7,689,496)	$(8,182,188)	$(10,822,118)	$(8,117,412)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization of loan discount	-	-	3,855	26,960
Stock options for services	21,887	16,255	23,431	21,673
Depreciation and amortization	678,484	476,317	647,900	285,342
Fair market value warrant adjustment	-	-	-	(531,597)
Stock issued for services or interest	-	-	18,199	184,109
Loss (gain) on disposal and impairment of assets	69,758	-	(4,753)	64,751
Change in operating assets and liabilities:
Increases in accounts receivable	(1,943,403)	(29,066)	(6,822)	(16,953)
Increase (decrease) in inventory	(3,355,441)	2,550	(116,594)	166,141
Decrease (increase) in prepaid expenses	52,528	(9,651)	(50,560)	(20,260)
Decrease (increase) in security deposits	-	535	3,263	(15,170)
Increase (decrease) in accounts payable	6,040,869	(367,029)	(349,909)	219,880
Decrease (increase) in other accrued liabilities	(355,670)	68,672	271,475	(5,807)
Net cash used by operating activities	(6,480,484)	(8,023,605)	(10,382,633)	(7,738,343)
Cash flows from investing activities:
Sale of investments available for sale	-	298,763	298,763	496,224
Purchase of fixtures and equipment	(942,841)	(849,481)	(1,204,361)	(1,095,765)
Net cash used by investing activities	(942,841)	(550,718)	(905,598)	(599,541)
Cash flows from financing activities:
Proceeds from short-term loans	3,125,000	-	-	-
Repayment of bank loans and capital leases	(15,395)	(227,272)	(227,272)	(745,634)
Proceeds (costs) from option exercises and sales of stock, net of syndication costs	582	7,303,629	10,256,065	(60,751)
Deposits for restricted stock purchases	2,000	371,022	491,498	232,697
Repurchase of restricted shares	(2,981)	-	(1,575)	-
Proceeds from bridge loan and warrants	-	1,500,000	1,500,000	10,000,000
Net cash provided by financing activities	3,109,206	8,947,379	12,018,716	9,426,312
Foreign currency translation adjustment	18,904	16,996	4,700	20,119
Net (decrease) increase in cash and cash equivalents	(4,295,215)	390,052	735,185	1,108,547
Cash and cash equivalents at beginning of period	6,859,034	6,123,849	6,123,849	5,015,302
Cash and cash equivalents at end of period	$2,563,819	$6,513,901	$6,859,034	$6,123,849

See accompanying consolidated notes and Independent Auditors' report.

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies

Organization

Symwave, Inc. (the “Company” or “Symwave”) was organized under the laws of the state of California in January, 2001.  Until 2004, the Company was engaged in providing custom R&D design services under design contracts as an S Corporation with only two shareholders.  In January 2004, the Company acquired all the shares of Tekyon Technologies (Shenzhen) Co. Limited, ("Tekyon") a Chinese corporation in exchange for 10,000 shares of Symwave common stock.  Tekyon now operates as a wholly-owned subsidiary of Symwave. The Company then changed its business model to designing, developing, and supplying a broad line of high-performance analog/mixed-signal integrated circuits (ICs) targeting the biometric sensory and high speed data/video applications market.  In 2008, the Company established a new senior management team, exited the biometric sensory market and narrowed its market strategy to address high performance analog/mixed-signal integrated circuits and system solutions targeted at fast-growing "sync-and-go" applications, such as external storage, cellular phones and media players, camcorders, digital cameras and other applications requiring high-speed data transfer capabilities.

In April, 2004 Symwave was re-incorporated in Delaware and the California corporation was merged into the Delaware corporation

The Company’s corporate headquarters is located in Laguna Niguel, CA.  In addition to R&D conducted at its headquarters, the Company operates R&D design centers in San Diego, CA,and Shenzhen, China (via its wholly-owned subsidiary Tekyon), and has a sales office located in Taipei, Taiwan.

Basis of Presentation

The Company was a development stage company in the initial stage of its operations since January 2004.  The Company began shipping high performance USB3.0 integrated circuits and system solutions targeted at “sync-and-go” applications in 2010 and exited the development stage in the nine month period ended September 30, 2010.

Principles of Consolidation

The consolidated financial statements include the accounts of Symwave, Inc. and its subsidiary.  All significant inter-company transactions and balances have been eliminated in consolidation.

Reclassifications

Certain balances in the prior year financial statements have been reclassified for comparative purposes to conform to the presentation in the current year financial statements.  Preferred stock and related additional paid in capital was reclassified from the equity section of the balance sheet to a separate section for mandatorily redeemable stock.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies (continued)

Correction of Errors in Consolidated Financial Statements

Warrants for Redeemable Preferred Shares The accompanying financials statements include the impact of a restatement of the accounting for convertible preferred stock warrants. Prior to 2010, the Company reported the warrants as equity and their value was included in paid in capital. Because the warrants are for preferred shares with redemption provisions, generally accepted accounting principles require the warrants be accounted for as liabilities and measured at fair value as of each reporting date. Any adjustments to fair value should have been recorded in earnings. In 2008 the value of the liability was reduced to zero and the liability was reversed into income.

Unvested Restricted Stock - Prior to 2010, the Company reported proceeds from the exercise of options to acquire restricted common stock as equity at the date of exercise. Although the restricted shares are issued, they vest over four years. Generally accepted accounting principles require that the proceeds be reflected as a deposit liability until such time as the shares have vested and the owner, therefore, is entitled to the risks and rewards of ownership. The accompanying financial statements reflect the deposit liability at each year-end and the transfer of amounts to equity when the shares have vested or, in the case of unvested shares, the payment at exercise has been forfeited.

Reclassification

In previously issued financial statements preferred convertible stock was reported as a component of stockholders' deficit.  The accompanying financial statements report preferred as a seperate category called manditorily redeemable convertible preferred stock.

Below is a summary of the effects of the restatements and reclassification on the Company's consolidated balance sheet and statement of operations as of December 31, 2008 and 2009.

Consolidated Balance Sheets	As Previously Reported	Adjustments	As Restated
As of December 31, 2007:
Manditorily redeemable convertible preferred stock	$33,376	$17,092,324	$17,125,700
Warrant liability	$-	531,597	$531,597
Paid in capital	$18,395,438	$(17,092,324)	$1,303,114
Accumulated deficit	$(13,589,131)	(531,597)	$(14,390,728)
As of December 31, 2008:
Deposit for restricted stock purchase	$-	$232,697	$232,697
Manditorily redeemable convertible preferred stock	$71,842	$27,278,455	$27,350,297
Common stock	$40,175	$(23,271)	$16,904
Paid in capital	$28,711,070	$(27,487,881)	$1,223,189
As of December 31, 2009:
Deposit for restricted stock purchase	$-	$623,607	$623,607
Manditorily redeemable convertible preferred stock	$160,074	$35,653,074	$35,813,148
Common stock	$95,134	$(62,361)	$32,773
Paid in capital	$40,859,351	$(36,214,319)	$4,645,032

Consolidated Statements of Operations	As Previously Reported	Adjustments	As Restated
As of December 31, 2008
Net loss	$(8,649,009)	$531,597	$(8,117,412)
As of December 31, 2009
Net loss	$(10,822,118)	$-	$(10,822,118)

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies (continued)

Going Concern and Management's Plans

Since inception, and through September 30, 2010, the Company has incurred losses in excess of $40 million.  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business.

Management has been making progress in developing its new market and product strategy.  As a result, the Company was acquired on November 12, 2010 by an entity with the financial resources to continue execution of its business plan. The Company’s ultimate transition to attaining profitable operations is dependent upon Management's ability to introduce desirable and cost effective products for its targeted markets and achieve a level of revenue and gross profit adequate to support the Company’s cost structure. In order to introduce such products, Management must effectively execute its research and development activities, business development, product qualification, and production ramp activities.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company fail to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes that the estimates and assumptions used in preparing the accompanying financial statements and related notes are reasonable in light of known facts and circumstances, actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and money market funds. The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Accounts Receivable, net

Accounts receivable has been adjusted for all known uncollectible accounts.  Accounts are written off once all collection efforts have been exhausted.  An allowance for doubtful accounts is established when, in the opinion of management, collection of the account is doubtful.  As of September 30, 2010, December 31, 2009 and 2008 the allowance for doubtful accounts was $0.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies (continued)

Inventories

Inventories consist of wafers and finished goods and are valued at the lower of cost (weighted average) or market.

Fixtures and Equipment

Fixtures and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets (three to seven years).  Long-lived assets are periodically reviewed for impairment based on an assessment of future operations to ensure they are appropriately valued.  Depreciation expense was approximately $678,000 (unaudited) and $476,000 (unaudited) for the nine months ended September 30, 2010 and 2009, respectively, and approximately $647,000 and $278,000 for the years ended December 31, 2009 and 2008, respectively.

Research and Development Costs

Costs incurred in connection with research and development are charged to operations as incurred.

Goodwill

Goodwill represents the excess of cost over fair value of net assets acquired through acquisitions. In accordance with generally accepted accounting principles, goodwill is not amortized.  Goodwill is tested for impairment in value annually, as well as when events or circumstances indicate possible impairment in value.

Other Intangibles

Intangible assets are recorded at cost and amortized over the estimated useful lives, generally 3-5 years.  The Company charges legal and other costs of establishing patents to expense as incurred.   Intangible assets are reviewed for impairment annually, as well as when events or circumstances indicate possible impairment in value. An assessment is made of future operations to ensure they are appropriately valued.

Warrants

Warrants issued for purchase of mandatorily redeemable stock are recorded as a liability measured at the fair value at the time of grant.  The carrying amount is adjusted to current fair value at each reporting date until exercise with the change reported in the statement of operations.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company recognizes revenue when all of the following conditions are met:

1. There is persuasive evidence of an arrangement;
2. The product/service has been provided to the customer;
3. The collection of the fees is reasonably assured; and
4. The amount of the fees to be paid by the customer is fixed or determinable.

Product sales are recognized when title changes, generally upon shipment to customers.  Product sales to distributors are recognized when the product is shipped through to the end customer. Revenue from development contracts is recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each project.

Financial Instruments

The Company's financial instruments consist primarily of cash, loans receivable, accounts receivable, accounts payable, accrued expenses, notes payable and warrants. These financial instruments are stated at their respective carrying values, which approximate their fair values due to their short term maturities.

Stock Compensation

The Company recognizes as compensation expense in the financial statements over the service period (generally the vesting period) based on their fair values all share-based payments to employees, including grants of employee stock options. The impact of forfeitures that may occur prior to vesting is estimated and considered in the amount recognized for all stock based compensation.  Stock based compensation expense was $21,887 and $16,255 for the nine months ended September 30, 2010 and 2009, respectively, and for the years ended December 31, 2009 and 2008 was $23,431 and $21,673, respectively.

Income Taxes

Deferred income taxes are provided for the estimated tax effects of timing differences between income for tax and financial reporting.  A valuation allowance is provided against deferred tax assets, where realization is uncertain.  The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies (continued)

New Accounting Pronouncements

The Financial Accounting Standards Board (FASB) has issued guidance on accounting for uncertainty in income taxes effective for reporting periods beginning after December 2008.  The guidance clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements.  In addition, the guidance prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements tax positions taken or expected to be taken on a tax return.  In addition, it provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of guidance.

During 2009, the Company adopted the provisions of the guidance which did not have a material impact on the financial statements.  As a result, there are no unrecognized tax benefits reflected in the financial statements.  The Company’s tax years that remain open and could be subject to examination by tax jurisdictions are as follows:

Federal	2006-2009
California	2005-2009
China	2006-2009
Taiwan	2008-2009

In May, 2009, FASB issued guidance on subsequent events which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  An entity should apply the requirements of the guidance to interim or annual financial periods ending after June 15, 2009.  The adoption of the provisions did not impact the Company's financial position or cash flows.  See Note 1 (Subsequent Events Review) for the disclosure pertaining to this requirement.

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-13, “Revenue Recognition (Topic 605) — Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”) and ASU 2009-14, “ Software (Topic 985) — Certain Revenue Arrangements That Include Software Elements” (“ASU 2009-14”). ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. ASU 2009-13 eliminates the requirement that all undelivered elements must have either: (i) vendor-specific objective evidence, or “VSOE”, or (ii) third-party evidence, or “TPE”, before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies (continued)

New Accounting Pronouncements (continued)

The residual method of allocating arrangement consideration has been eliminated. ASU 2009-14 modifies the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality.  For the Company, these new updates are required to be effective for revenue arrangements entered into or materially modified in the first quarter of 2011.  These provisions were adopted by Symwave in the period ended September 30, 2010.  The adoption did not have a material impact on the Company’s results of operations or financial position.

In January 2010, the FASB issued new standards in the FASB Accounting Standards Codification 820, “Fair Value Measurements and Disclosures” (“ASC 820”), which require new disclosures on the amount and reason for transfers in and out of Level 1 and 2 fair value measurements. The standards also require disclosure of activities, including purchases, sales, issuances, and settlements within the Level 3 fair value measurements. The standards also clarify existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. The new disclosures regarding Level 1 and 2 fair value measurements and clarification of existing disclosures were adopted by Symwave beginning in the first quarter of 2010. The adoption of ASC 820 did not have a material effect on our consolidated financial statements.

Subsequent Events Review

The Company’s management has evaluated subsequent events through February 4, 2011.

On November 12, 2010 Standard Microsystems Corporation (“SMSC”) completed the acquisition of 100% of the  outstanding capital  stock of Symwave, Inc. The terms of the purchase agreement provide for quarterly cash payments to former Symwave shareholders upon achievement of certain revenue and gross profit margin goals. As a result, no cash was paid at acquisition.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 2.	Inventories

Inventories consist of the following:

	Unaudited 9/30/2010	12/31/2009	12/31/2008
Finished goods	$3,478,260	$122,819	$6,225

Note. 3	Loan Receivable from Employee

On March 12, 2010, the Company entered into a Secured Promissory Note and Pledge Agreement (“Note”) with an employee.  The principal sum of $30,000 with simple interest at the rate of five percent (5%) per annum is payable on March 21, 2014.

Note 4.	Other Intangibles, Net

Intangible assets consist of the following:

	Unaudited 9/30/2010	12/31/2009	12/31/2008
Loan fees
Cost	-	-	19,780
Accumulated amortization	-	-	(16,483)
Net	-	-	3,297
Other intangibles
Cost	3,050	3,050	3,050
Accumulated amortization	(1,275)	(1,140)	(958)
Net	1,775	1,910	2,092

Intangible assets, net	$1,775	$1,910	$5,389

Amortization expense was $135 and $135 for the nine month periods ended September 30, 2010 and 2009, respectively, and $182 and $6,773 for the years ended December 31, 2009 and 2008, respectively.
See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 5.	Notes Payable, Net of Discount

	Unaudited 9/30/2010	12/31/2009	12/31/2008
Notes payable to SMSC (a related party) with interest 8.0% per annum; principal and interest payment due October 1, 2010	$3,125,000	$-	$-
Note payable to a bank with interest 9.98% per annum; 36 monthly principal and interest payments of $24,267 due through October 2009; collateralized by all assets.	-	-	231,127
Less discount on notes payable to bank	-	-	(3,855)
	3,125,000	-	227,272
Less current portion	3,125,000	-	-227,272
Long-term portion	$-	$-	$-

Standard Microsystems Corporation (“SMSC”) is an investor in Symwave.  On November 12, 2010 SMSC completed the acquisition of 100% of the outstanding capital stock of Symwave, Inc.

Note 6	Warrants

As of September 30, 2010, the Company had warrants outstanding that allow the holders to purchase up to 180,000 shares of Series B Convertible preferred stock at a price of $0.50 per share and 1,377,919 shares of Series C Convertible preferred stock at a price of $0.5742 per share.  The Series B warrants may be exercised anytime before June 2016 and the Series C warrants have a 7 year life from the date of the 2007 bridge loan. The latest date is until May of 2014. As of September 30, 2010, December 31, 2009 and December 31, 2008, the warrants had no value.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 7.	Mandatorily Redeemable Convertible Preferred Stock

If a majority of the Series D preferred shareholders, voting as a separate class, elect, at any time after the fifth anniversary of the original issue date, the Company must redeem, to the extent it is lawfully able to do so, the number of shares specified by the shareholders.   One half of the D preferred shares shall be redeemed on the initial redemption date.  An additional one fourth shall be redeemed on the first anniversary of the initial redemption date and the remaining one fourth shall be redeemed on the second anniversary of the initial redemption date.  Shares will be redeemed in cash equal to the original purchase price plus any declared but unpaid dividends.

If a majority of the A, B, C, or C-2 Series preferred shareholders, voting together as a single class, elect, at any time after the fifth anniversary of the original issue date, the Company must redeem, to the extent it is lawfully able to do so, the number of shares specified by the shareholders. One half of the A, B, C or C-2 preferred shares shall be redeemed on the initial redemption date. An additional one fourth shall be redeemed on the first anniversary of the initial redemption date and the remaining one fourth shall be redeemed on the second anniversary of the initial redemption date.  Shares will be redeemed in cash equal to the original purchase price plus any declared but unpaid dividends.  No redemption of the A, B, C or C-2 preferred shareholders shall occur until the D shareholders have been fully redeemed or the funds set aside to fully redeem D shareholders.

Series D shareholders have liquidation preference before any other outstanding shares at the original purchase price plus any declared and unpaid dividends.  D shareholders also are entitled to receive prior and in preference to any other series of Preferred Stock and all common stock, non cumulative dividends at a rate of 8% of the original issue price, when as and if declared by the Board of Directors out of funds legally available.

The series A, B, C, C-2 and D preferred shares are convertible at the option of the holder into one share of common stock, subject to anti-dilution adjustments. Each share will automatically convert into common stock upon a majority vote of the then issued and outstanding preferred stock voting as a group, or if the Company closes a firmly committed underwritten public offering of the Company’s common stock at a price not less than $.50 per share and for gross proceeds of not less than $50 million.  The holders of each share of preferred stock are entitled to one vote for each share of common stock into which it would convert.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 7.	Mandatorily Redeemable Preferred Stock (continued)

After payment of any dividends on the Series D preferred shares, the A, B, C and C-2 preferred stockholders are entitled to receive, "pari passu", non cumulative dividends at a rate of 8% of the original issue price only when and if declared by the Board of Directors out of funds legally available.  To date, the Company has not declared any dividends.

In the event of liquidation, the preferred stockholders receive a liquidation preference equal to the original amount paid plus declared but unpaid dividends. The liquidation preference has priority over all distributions to common stockholders.  Series D preferred stockholders have priority in liquidation. After the D stockholders have received their full liquidation preferences, then the C-2 preferred stockholders receive their full liquidation preferences. After the C-2 stockholders have received their full liquidations preferences, then the C preferred stockholders receive their full liquidation preferences.  After the C stockholders have received their full liquidation preferences, then the B preferred stockholders receive their full liquidation preferences.  After the B stockholders have received their full liquidation preferences, then the A preferred stockholders receive their full liquidation preferences.  Any remaining assets will be distributed to the common stockholders.

In June 2008, the Company raised a total of $10,000,000 for working capital via bridge loans from certain of its preferred shareholders.  The notes were subordinate to the Company’s bank loan and bore interest at 8% per annum.  In September 2008 the bridge loans and accrued interest thereon of $184,109 were converted into 38,466,889 shares of Series C-2 convertible preferred stock at a price of $0.26475 per share.  In connection with the Series C-2 Financing, the Company amended its charter to modify the participation preference of the preferred shareholders in the event of a liquidation from a 3x participation to a 1x participation based on the preferred shareholders original investment.

In June 2009, the Company raised a total of $1,500,000 for working capital via bridge loans from certain of its preferred shareholders.  The notes were subordinate to the Company’s bank loan and bore interest at 8% per annum.  Preferred shareholders who did not participate in the bridge loan financing at their calculated pro rata rate had their preferred shares converted to common shares as part of a “pay-to-play” provision.  In August 2009, the bridge loans and accrued interest thereon of $18,199 were converted into 12,036,774 shares of Series D convertible preferred stock at a price of $0.12613 per share.  In August 2009, with a second closing in October 2009, the Company issued a total of 83,247,442 additional shares of Series D convertible preferred stock at a price per share of $0.12613 for gross cash proceeds of $10,500,000.  Preferred shareholders of Series A, B, C and C-2 who invested in Series D maintained their anti-dilution rights and will receive a total of 19,873,653 common shares issuable upon conversion and calculated based on the formula listed in the Company’s Certificate of Incorporation with the state of Delaware.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 8.	Stockholders' Equity

Common Stock

In connection with the 2004 preferred stock financings, the Company and its two founders entered into Stock Restriction Agreements related to 9,756,098 shares owned by the founders, wherein the vesting of such shares was defined.  As of December 31, 2008 and 2007, all founders' shares had vested.  By agreement the founders cannot sell their shares without first offering them to certain major shareholders and the Company.  Also, the agreement provides that the founders cannot sell shares without the other major investors having the right to sell the same percentage of their shares.

In September 2008, the Company increased the number of common shares authorized to 172,931,294 shares.

In August 2009, the Company increased the number of common shares authorized to 350,000,000 shares.

Restricted Common Stock

In 2008, the Company sold 23,269,654 shares of its restricted common stock via restricted stock purchase agreements to certain members of the management team at a price of $0.01 per share; the fair market value of the restricted stock sold was based on an independent outside valuation. The restricted stock vests over time (25% after one year from employment start date and then monthly over an additional 36 month period); Unvested shares may be repurchased by the Company at a price of $.001 per share; 4,957,215 shares of the restricted shares sold also contain vesting event requirements including change of control and the sale of additional equity securities of the Company; one of the vesting events must occur in order for these shares of restricted stock to be eligible for time based vesting. In connection with the sale of the restricted stock, the Company paid bonuses to the purchasers to enable them to buy the stock from the Company.

In 2009, the Company sold 47,574,771 shares of its restricted common stock via restricted stock purchase agreements to certain members of the management team at a price of $0.01 per share; the fair market value of the restricted stock sold was based on an independent outside valuation. The restricted stock vests over time (25% after one year from employment start date and then monthly over an additional 36 month period); Unvested shares may be repurchased by the Company at a price of $.001 per share; a small number of employees who had previously received multiple stock purchase agreements were given a vesting start date calculated on a weighted average of start dates in earlier agreements. In connection with the sale of the restricted stock, the Company paid bonuses to the purchasers to enable them to buy the stock from the Company.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 8.	Stockholders' Equity (continued)

Restricted Common Stock (continued)

Again in 2010, the Company sold 3,200,000 shares of its restricted common stock via restricted stock purchase agreements to certain members of the management team at a price of $0.01 per share; the fair market value of the restricted stock sold was based on an independent outside valuation. The restricted stock vests over time (25% after one year from employment start date and then monthly over an additional 36 month period); Unvested shares may be repurchased by the Company at a price of $.001 per share; a small number of employees who had previously received multiple stock purchase agreements were given a vesting start date calculated on a weighted average of start dates in earlier agreements. In connection with the sale of the restricted stock, the Company paid bonuses to the purchasers to enable them to buy the stock from the Company.

A summary of the Company’s restricted stock activity is as follows:

	Restricted Shares Outstanding	Weighted Average Fair Value of Grant

Balance at January 1, 2008	-
Granted	23,269,654	$0.00

Balance not vested at 12/31/08	23,269,654	$0.00
Granted	49,149,771	$0.00
Repurchased	(1,575,000)	$0.00
Vested	(8,483,728)	$0.00

Balance not vested at 12/31/09	62,360,697	$0.00
Granted	3,200,000	$0.00
Repurchased	(2,981,982)	$0.00
Vested	(18,702,247)	$0.00

Balance not vested at 9/30/10 (Unaudited)	43,876,468	$0.00

Bonus compensation granted to cover the exercise price of these options has been expensed as incurred. The Company has recognized a tax benefit related to these bonuses of $1,000, $195,000, $195,000 and $93,000 for the nine months ended September 30, 2010, 2009 and twelve months ended December 31, 2009 and 2008, respectively. The tax benefits have been fully offset by valuation allowances. The intrinsic value and the grant date fair value of all grants is zero since the stock was purchased by the employees as part of their bonus compensation at the grant date at a price of $0.01 per share, the fair market value of the stock based on an independent outside valuation. The remaining restricted shares are scheduled to vest through May 2014.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 8.	Stockholders' Equity (continued)

Restricted Common Stock (continued)

Since the restricted stock purchase options were exercised prior to being vested, generally accepted accounting principles disregard the exercise until the shares vest. Therefore, the proceeds are reported as a deposit liability for restricted stock purchase until the shares vest. When vested, the shares are considered outstanding and the deposit is reclassified to equity. Upon forfeiture, the deposit liability in excess of the repurchase price is reflected as additional paid in capital.

Stock Options

In 2004, the Company adopted the Symwave, Inc. 2004 Stock Plan (the “Plan”), under which 4 million shares of common stock were authorized and reserved for issuance.  In June 2007, the Board of Directors and shareholders approved an increase to the number of shares reserved for the Plan to a total of 6,313,333.  In June 2008, they approved an increase to the number of shares reserved for the Plan to a total of 53,593,476.  In August 2009, they approved an increase to the number of shares reserved for the Plan to a total of 91,926,403.  The Plan provides for the grant of incentive and nonstatutory stock options, stock bonuses and rights to purchase restricted stock by employees, directors or consultants of the Company. The Plan provides that incentive stock options will be granted only to employees at no less than the fair value of the Company’s common stock (no less than 85% of the fair value for nonstatutory stock options), as determined by the Board of Directors at the date of the grant.

Awards generally vest 25% one year from date of grant and ratably each month thereafter, for a period of 36 months, and expire up to ten years from date of grant.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 8.	Stockholders' Equity (continued)

Stock Options (continued)

A summary of the Company’s stock option award activity, and related information is as follows:

	Shares or price per share	Weighted average exercise price	Weighted average remaining contractual life (in years)	Aggregate intrinsic value (1)
Options outstanding at December 31, 2007	3,921,749	$0.05
Options granted	1,422,000	$0.05
Options exercised	(358,769)	$0.03
Options cancelled or expired	(1,876,418)	$0.06
Options outstanding at December 31, 2008	3,108,562	$0.03
Options granted	8,712,900	$0.01
Options exercised	(332,098)	$0.05
Options forfeited	(346,944)	$0.02
Options expired	(16,470)	$0.04
Options outstanding at December 31,2009	11,125,950	$0.02	8.9	$0

Options granted	2,993,000	$0.01
Options exercised	(58,128)	$0.01
Options forfeited	-	-
Options expired	-	-

Options outstanding at September 30, 2010 (Unaudited)	14,060,822	$0.02	8.2	$0

Vested and expected to vest as of September 30, 2010 (Unaudited) (2)	10,538,199	$0.02	8.2	$0
Exercisable at September 30, 2010 (Unaudited)	5,668,990	$0.02	6.9	$0

(1)  The aggregate intrinsic value is based on the estimated value of the Company's Common Stock on September 30, 2010, which was $0.01, less the applicable exercise price of the underlying options (only options that are in-the-money have been included). This aggregate intrinsic value represents the amount that would have been realized by the option holder if all the option holders had exercised their options on September 30, 2010.  The amount is shown pre-tax for all in-the-money options.

(2)  The expected-to-vest options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding options.

Options issued during 2010, 2009 and 2008 were valued using the Black-Sholes option pricing model with the following assumptions: risk-free interest rate varying from 1.7% to 3.2%; dividend yield of 0%; volatility 100.0% and a weighted-average expected life of the options of 5.7 years.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 8.	Stockholders' Equity Continued

Stock Options (continued)

Volatility has been estimated based on the Company's early stage and comparison to the average volatility of a group of publicly traded companies in the same general industry.  Management has estimated the expected life of its stock options based on historical patterns, and believes this is representative of future behavior.  The value of stock option grants have been discounted for forfeitures estimated at 17% per year based on the Company's forfeiture experience rate.

The following table summarizes information about stock options outstanding at September 30, 2010, all of which are at fixed prices:

Outstanding Options				Exercisable Options
Exercise Price	Number of options outstanding	Average contractual life of options outstanding	Weighted average exercise price	Number of options exercisable	Weighted average exercise price
$0.01 - $0.06	14,060,822	8.2 years	$0.02	5,668,990	$0.02

The weighted average fair value of options granted in the nine months ended September 30, 2010 and 2009, was $0.01 and $0.01, respectively, and the years ended December 31, 2009 and 2008 was $0.01 and $0.01, respectively.

The total intrinsic value of options exercised in both nine month periods ended September 30, 2010 and 2009, was $0, and in the years ended December 31, 2009 and 2008 was $0 and $10,756, respectively. Cash received from option exercise in the nine months ended September 30, 2010 and 2009, was $500 and $8,973, respectively, and for the years ended December 31, 2009 and 2008 were $15,902 and $8,973, respectively.

The total tax benefit attributable to stock options exercised and vested in the the nine months ended September 30, 2010 has been deferred and offset in full by a valuation allowance.

As of September 30, 2010, there was $43,793 of unamortized stock-based compensation expense related to unvested stock options which is expected to be recognized over the next four  years as follows:

Year Ending December 31,
2010	$6,089
2011	25,337
2012	7,439
2013	4,021
2014	907
Total	$43,793

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 8.	Stockholders' Equity Continued

Stock Options (continued)

The following table summarizes information about non-vested stock options for the nine months ended September 30, 2010 (Unaudited):

	Number of non-vested options outstanding	Weighted average grant-date fair value (or calculated intrinsic value for awards measured under those methods)
Balance at beginning of year	8,439,535	$0.02
Granted	2,993,000	$0.01
Vested	(3,040,703)	$0.02

Balance at end of year	8,391,832	$0.02

Shares Reserved for Future Issuance

The following common stock is reserved for future issuance at September 30, 2010 (Unaudited):

Shares
Warrants outstanding	1,557,919
Conversion of preferred stock	179,948,156
Stock option awards issued and outstanding	14,060,822
Authorized for grants under the Plan	3,821,156
199,388,053

Note 9.	Leases

Operating Leases

The Company entered into lease agreements for office and research facilities in Shenzhen, China in May 2007 (renewed 2009), and in Laguna Niguel, CA and Taipei, Taiwan in May 2008.  Rent expense was $198,135 and $156,575 for the nine months ended September 30, 2010 and 2009, respectively, and for the year ended December 31, 2009 and 2008 was $293,348 and $158,947, respectively.  Both the Laguna Niguel and San Diego leases expire in June 2011. The Taiwan lease expired in December 2010 and will not be renewed. The China lease expires in May 2011. Future minimum lease payments required under operating leases that have an initial or remaining non-cancelable lease term in excess of one year are as follows:

2011	206,119

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 9.	Leases (continued)

Obligations under Capital Leases

The Company has financed the purchase of computer equipment with a lease.  The capitalized cost of the assets acquired under capital leases was $99,033 during the period ended September 30, 2010.  These assets are included in property and equipment net of accumulated depreciation of $9,900 as of September 30, 2010.  Total depreciation expense related to assets under capital leases was $9,900 for the period ended September 30, 2010.  Minimum future lease payments under the capital leases are as follows:

Years ending September 30,
2011	$35,885
2012	35,885
2013	23,039
Total minimum lease payments	94,809
Less amounts representing interest	11,170
Present value of future minimum lease payments	83,639
Less current portion	24,229
Long-term portion	59,410

Note 10.	Income Taxes

Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial and tax reporting purposes.  A valuation allowance has been recorded to fully offset the deferred tax asset as it is more likely than not that the asset will not be realized.  The valuation allowance increased by $3,176,000 and $3,561,000 for the nine months ended September 30, 2010 and 2009, respectively.  The valuation allowance increased by $5,170,000 and $3,468,000 during the years ended December 31, 2009 and 2008, respectively.

At September 30, 2010, the Company has federal and state tax net operating loss carryforwards of approximately $35,145,000 and $34,964,000, respectively. The federal tax loss carryforwards will begin to expire in 2024 unless previously utilized. The state tax loss will begin to expire in 2014, unless previously utilized. The Company also has federal and state research and development tax credit carryforwards of approximately $1,335,000 and $1,073,000 respectively, which will begin to expire in 2024 unless previously utilized.

As a result of the history of losses that the Company has incurred in recent years, all deferred tax assets, including tax loss carryforwards, have been offset with a valuation allowance. The Company expects to maintain a valuation allowance on these deferred tax assets until it can sustain a sufficient level of profits that will demonstrate the ability to realize these net deferred tax assets at a more likely than not level.

Annual use of the Company’s net operating loss and credit carryforwards will be limited because of a change in ownership on November 12, 2010.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 10.	Income Taxes (continued)

Significant components of the Company’s deferred tax assets are shown below.

	Unaudited September 30, 2010	Unaudited September 30, 2009		December 31, 2009	December 31, 2008
Deferred tax assets:
Net operating loss carry-forwards	$15,040,000		$10,730,000	$12,260,000	$7,859,000
Research and development credit carry-forwards	2,409,000		1,710,000	1,809,000	1,110,000
Other timing differences	177,000		401,000	381,000	311,000
	17,626,000		12,841,000	14,450,000	9,280,000
Less valuation allowance	(17,626,000)		(12,841,000)	(14,450,000)	(9,280,000)
Net deferred tax assets	$-	$	- -	$-	$-

Note 11.	Concentrations

Cash

The Company maintains cash balances at financial institutions primarily located in California.  Non-interest bearing accounts are fully insured and interest bearing accounts are insured by the Federal Deposit Insurance Corporation up to $250,000 in 2010.  At times balances may exceed federally insured limits. As of September 30, 2010, the Company had approximately $2,300,000 in uninsured cash based on actual bank balances.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk to cash.

Revenues

The Company generated greater than ninety percent of its revenue in 2009 from one product, the SW3080, targeted at Firewire (1394b) applications.  Given the Company's focus on USB 3.0 devices, its relative contribution to the Company's total revenue will decrease in the future.

The Company generated sixty-five percent of its revenue in 2010 from the 631X product line, targeted at USB 3.0 storage applications. Given the Company's focus on USB 3.0 devices, the majority of the company's total revenue will continue to be from USB 3.0 storage products.

See Independent Auditor's report

  Symwave, Inc.
Notes to Consolidated Financial Statements

Note 11.	Concentrations (continued)

Foreign Operations

Summary information with respect to the foreign subsidiary in China included in the consolidated financial statements prior to eliminating entries, is as follows:

	Unaudited 9/30/2010	Unaudited 9/30/2009	12/31/2009	12/31/2008
Balance Sheet:
Assets	$2,239,381	$898,055	$967,059	$671,966
Liabilities	(352,132)	(199,684)	(414,992)	(225,196)
Net Assets	$1,887,249	$698,372	$552,067	$446,770
Statement of Operations:
Net Sales (intercompany)	$-	$178,531	$1,661,833	$1,127,132
Net Loss	$(1,308,548)	$(1,418,102)	$(451,580)	$(819,010)

Note 12.	Supplemental Cash Flow Disclosures

During the periods ended September 30, 2010, 2009 and the years ended December 31, 2009 and 2008 the Company had the following non-cash financing and investing transactions:

	Unaudited9/30/10	Unaudited9/30/09	12/31/09	12/31/08

Exercise of restricted share options using loan	$30,000	$-	$-	$-
Equipment purchased with capital lease	99,033
Transfer from deposit for restricted stock purchase to capital for shares vested	187,022	63,627	84,837	-
Transfer from deposit for restricted stock purchase to capital for shares forfeited	26,839	-	14,176	-
Accretion of preferred stock to redemption amount	94,917	92,143	106,816	110,212
Conversion of bridge loan and interest preferred stock	-	-	1,518,199	10,184,109

Interest paid for the nine months ended September 30, 2010 and 2009 was approximately $26,000 and $18,000, respectively. Interest paid for the years ended December 31, 2009 and 2008 was $18,000 and $131,000, respectively.  No income taxes were paid in either 2009 or 2008.

See Independent Auditor's report